Exhibit 99.4

COMBINED FINANCIAL STATEMENTS

Apache Corporation’s Alpine High Midstream Operations for the combined entities of:

Alpine High Gathering LP, Alpine High Pipeline LP, Alpine High Processing LP, and Alpine High NGL Pipeline LP

As of and for the Nine Months Ended September 30, 2018 and 2017

COMBINED FINANCIAL STATEMENTS

ALPINE HIGH MIDSTREAM

i

ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF OPERATIONS

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
($USD in thousands)	2018	2017	2018	2017
REVENUES:
Midstream services — affiliate	$25,437	$5,368	$50,053	$6,938
OPERATING EXPENSES:
Gathering, transmission and processing	16,579	4,906	38,798	7,000
Depreciation and accretion	5,483	2,235	14,404	2,874
General and administrative	1,865	1,364	5,126	2,547
Taxes other than income	1,226	—	6,479	—

Total operating expenses	25,153	8,505	64,807	12,421

NET INCOME (LOSS) BEFORE INCOME TAXES	284	(3,137)	(14,754)	(5,483)
Current income tax provision	—	—	—	—
Deferred income tax provision (benefit)	(18,924)	474	(9,733)	774

NET INCOME (LOSS)	$19,208	$(3,611)	$(5,021)	$(6,257)

The accompanying notes to combined financial statements are an integral part of this statement.

ALPINE HIGH MIDSTREAM

COMBINED BALANCE SHEET

($USD in thousands)	September 30, 2018	December 31, 2017
	(unaudited)
ASSETS
CURRENT ASSETS:
Revenue receivables	$8,541	$5,422
Inventories and other	2,155	743

Total current assets	10,696	6,165

PROPERTY, PLANT AND EQUIPMENT:
Gathering, transmission and processing facilities	1,067,841	705,166
Less: Accumulated depreciation and amortization	(19,012)	(5,580)

Total property, plant and equipment, net	1,048,829	699,586

OTHER ASSETS:
Deferred tax asset	2,692	—

Total assets	$1,062,217	$705,751

LIABILITIES AND PARTNER’S CAPITAL
CURRENT LIABILITIES:
Other current liabilities (Note 5)	$78,758	$124,471

Total current liabilities	78,758	124,471

DEFERRED CREDITS AND OTHER NONCURRENT LIABILITIES:
Asset retirement obligation	28,728	18,189
Deferred tax liability	—	7,041

Total liabilities	107,486	149,701

COMMITMENTS AND CONTINGENCIES (Note 7)

PARTNER’S CAPITAL:
Contributions from Parent	978,327	574,625
Accumulated deficit	(23,596)	(18,575)

	954,731	556,050

Total liabilities and Partner’s capital	$1,062,217	$705,751

The accompanying notes to combined financial statements are an integral part of this statement.

ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF CASH FLOWS

(unaudited)

	Nine Months Ended September 30,
($USD in thousands)	2018	2017
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,021)	$(6,257)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and accretion	14,404	2,874
Deferred income taxes	(9,733)	774
Adjustment for non-cash transactions with Parent (1)	(4,738)	8,228
Changes in operating assets and liabilities:
Inventories and other	(1,412)	—
Revenue receivables	(3,119)	(6,938)
Accrued expenses	9,619	1,319

NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	—	—

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	—	—
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD (1)	$—	$—

(1)

Alpine High Midstream had no banking or cash management activities for the periods presented. Parent transactions and asset transfers to and from Alpine High Midstream are not settled in cash and are therefore reflected as a component of Partner’s capital on the Combined Balance Sheet. In addition to the adjustment above, additions to gas gathering, transmission, and processing facilities of approximately $408.4 million and $353.0 million are included within the capital contribution from Parent for the nine months ended September 30, 2018 and 2017, respectively. For more information, please refer to Note 9 — Contributions from Parent.

The accompanying notes to combined financial statements are an integral part of this statement.

ALPINE HIGH MIDSTREAM

COMBINED STATEMENT OF CHANGES IN PARTNER’S CAPITAL

(unaudited)

($USD in thousands)	Total
Balance at December 31, 2017	$556,050
Capital contributions from Parent	403,702
Net loss	(5,021)

Balance at September 30, 2018	$954,731

The accompanying notes to combined financial statements are an integral part of this statement.

ALPINE HIGH MIDSTREAM

NOTES TO COMBINED FINANCIAL STATEMENTS

(unaudited)

1.	NATURE OF OPERATIONS

Alpine High Gathering LP, a Delaware limited partnership, Alpine High Pipeline LP, a Delaware limited partnership, Alpine High Processing LP, a Delaware limited partnership, and Alpine High NGL Pipeline LP, a Delaware limited partnership (collectively, “Alpine High Midstream,” or the “Partnership”), each are wholly owned subsidiaries of Apache Midstream LLC, a Delaware limited liability company and a wholly owned subsidiary of Apache Corporation, a Delaware corporation (“Apache” or “Parent”). These entities comprising Alpine High Midstream were formed between May 26, 2016 and January 12, 2017 in connection with the commencement of construction of midstream assets supporting Apache’s Alpine High upstream oil and gas development (“Alpine High”). On July 2, 2018, the Partnership converted from Delaware limited liability companies to Delaware limited partnerships with no impact to its combined financial statements.

The Partnership owns, develops, and operates a midstream energy asset network in the Southern Delaware Basin of West Texas. Construction on the assets began in the fourth quarter of 2016, and operations commenced in the second quarter of 2017. The Partnership’s operations consist of one reportable segment.

On August 8, 2018, Apache and Kayne Anderson Acquisition Corp. (“KAAC”) announced an agreement pursuant to which Apache will contribute the entities comprising Alpine High Midstream into a newly formed limited partnership, Altus Midstream LP. KAAC will contribute approximately $952.0 million in cash, less anticipated transaction expenses and any amount associated with potential KAAC share redemptions. The partnership will be jointly owned by Apache and KAAC. Upon closing, KAAC will be renamed Altus Midstream Company (together with Altus Midstream LP, “Altus Midstream”). Apache will own an estimated 71 percent interest in Altus Midstream, adjusted accordingly for any KAAC share redemptions. The transaction is subject to approval by KAAC shareholders, as well as other customary closing conditions. Closing is expected in the fourth quarter of 2018.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

These combined financial statements of Alpine High Midstream without audit are presented on a combined basis as the entities are under common control and management. All transactions and accounts between and among the combined entities have been eliminated. They reflect all adjustments that are, in the opinion of management, necessary for a fair presentation of the results for the interim periods, on a basis consistent with the annual audited financial statements, with the exception of Accounting Standards Update (ASU) 2014-09, “Revenue from Contracts with Customers (Topic 606)” (see “Revenue Recognition” section in this Note 2 below).

The accompanying financial statements have been recast for all periods presented to reflect the change in each Partnership reporting entity from Delaware limited liability companies to Delaware limited partnerships, and the related impacts on the capital structure.

Only assets and liabilities to which Alpine High Midstream has legal rights and obligations are included in the combined financial statements. The combined statement of operations includes all revenues and expenses directly attributable to Alpine High Midstream, as well as certain allocations and a management fee for administrative support services performed by centralized departments within Apache, such as information technology, risk management, corporate planning, accounting, cash management and others. As such, the combined financial information included herein may not necessarily reflect the financial position, results of operations, and cash flows of Alpine High Midstream in the future or what they would have been had Alpine High Midstream been a separate, stand-alone entity during the periods presented.

Use of Estimates

Preparation of the Partnership’s combined financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Management evaluates estimates and assumptions on an ongoing basis using historical experience and other factors, including the current economic and commodity price environment. Significant estimates with regard to these financial statements include the estimate of asset retirement obligations, the calculation of income taxes, contingency obligations and the allocation of administrative costs for services performed by Apache.

Revenue Receivable

For each period presented and upon commencement of operations, all revenues were generated from midstream services provided to its Parent which included gathering, transmission and processing natural gas. No cash settlement of the receivables was contemplated at the date of the financial statements. Accordingly, revenue receivables represents revenues accrued which have been earned by the Partnership but not yet invoiced to Apache. Upon invoicing Apache for revenues earned based on actualized volumes, the Partnership records these amounts as a reduction to Capital Contribution from Parent as further discussed in Note 9 — Contributions from Parent.

Inventories

Inventories consist principally of equipment and material, stated at the lower of cost or net realizable value.

Property, Plant and Equipment

Property, plant and equipment consists of the costs incurred to acquire and construct gathering, transmission and processing facilities including capitalized interest. Property, plant and equipment is stated at the lower of historical cost less accumulated depreciation, or fair value, if impaired.

Depreciation

Depreciation is computed over each asset’s estimated useful life using the straight line method based on estimated useful lives and estimated asset salvage values. Determination of depreciation expense requires judgment regarding the estimated useful lives and salvage values of property, plant and equipment. As circumstances warrant, depreciation estimates are reviewed to determine if any changes in the underlying assumptions are necessary. The estimated lives are 30 years for plants and facilities and 40 years for pipelines. For the three and nine months ended September 30, 2018 depreciation expense totaled $5.1 million and $13.4 million, respectively.

Asset Retirement Obligations and Accretion

The initial estimated asset retirement obligation related to property, plant and equipment and subsequent revisions are recorded as a liability at fair value, with an offsetting asset retirement cost recorded as an increase to the associated property, plant and equipment on the combined balance sheet. Revisions in estimated liabilities can result from changes in estimated inflation rates, changes in service and equipment costs and changes in the estimated timing of an asset’s retirement. Asset retirement costs are depreciated using a systematic and rational method similar to that used for the associated property, plant and equipment. Accretion expense on the liability is recognized over the estimated productive life of the related assets and is included on the Combined Statement of Operations under “Depreciation and accretion.”

Revenue Recognition

On January 1, 2018, Alpine High Midstream adopted ASU 2014-09, “Revenue from Contracts with Customers (ASC 606),” using the modified retrospective method. The Partnership elected to evaluate all contracts at the date of initial application. There was no impact to the opening balance of retained earnings as a result of the adoption. Adoption of the new standard is not anticipated to have a material impact on the Partnership’s net earnings on an ongoing basis.

The Partnership applies the provisions of ASC 606 for revenue recognition to contracts with customers which are currently solely associated with its Parent. The Partnership generates revenue primarily by charging midstream service fees on a per unit basis for gathering, transmission and processing of natural gas. The fees are recorded as revenue when the service is performed for its customer in fulfillment of performance obligations under the terms of agreed contracts. Performance obligations primarily comprise gathering, transmission and processing of natural gas. The performance obligations are satisfied over time using volumes delivered to measure progress. The transaction price of the contracts is typically comprised of variable consideration, which is primarily dependent on the volume of natural gas serviced. The variable consideration is commensurate with the Partnership’s efforts to perform the service and the terms of the payments relate specifically to the efforts to satisfy the performance obligations under the contract. Therefore, the variable consideration is not estimated at contract inception, but rather revenue is recognized in the amount in which the Partnership has a right to invoice, as the right to consideration corresponds directly with the value to the customer of the performance completed to date.

Costs to obtain a contract with expected amortization periods of greater than one year will be recorded as an asset and will be recognized in accordance with ASC 340, “Other Assets and Deferred Costs.” Currently, the Partnership does not have contract assets related to incremental costs to obtain a contract. In addition, Alpine High Midstream does not disclose the value of unsatisfied performance obligations for contracts with an original expected length of one year or less or contracts for which variable consideration is allocated entirely to a wholly unsatisfied performance obligation.

General and Administrative Expense

General and administrative (“G&A”) expense represents direct G&A costs and overhead expenditures incurred by Apache associated with operating the midstream assets. G&A costs directly associated with midstream activity are recorded to unique midstream G&A cost centers within Apache that are charged monthly to the Partnership. Additionally, G&A expense includes an allocation of incentive compensation and equity compensation for employees directly associated with the midstream assets. The allocated amount of incentive compensation and equity compensation is calculated commensurate with Apache’s estimated totals.

In order to allocate certain overhead and indirect costs incurred by Apache on behalf of its midstream business, a monthly fee has also been charged to the midstream entities over the historical period upon commencement of operations. The monthly contract services fee is approximately $0.3 million per month. The fee charged was calculated based on a variety of factors, such as the estimated percentage of time spent and costs incurred by Apache to perform administrative services, such as information technology, risk management, corporate planning, accounting, cash management and others. The Partnership’s monthly contract service fee is being reassessed in anticipation of closing the Altus Midstream transaction.

Income Taxes

On July 2, 2018, the Alpine High Midstream entities converted from Delaware limited liability companies to Delaware limited partnerships. Under both the limited liability company and limited partnership form, the Alpine High Midstream entities are deemed to be disregarded for federal income tax purposes. As such, Alpine High Midstream is treated as a division of Apache, the income of which is included in Apache’s U.S. Federal income tax return. Alpine High Midstream’s financial statements recognize the current and deferred income tax consequences that result from its activities during the current period pursuant to the provisions of ASC Topic 740 “Income Taxes” as if Alpine High Midstream were a separate taxpayer rather than a member of Apache’s consolidated income tax return group.

Maintenance and Repairs

Maintenance and repairs are charged to expense as incurred.

Recently Issued Accounting Standards Not Yet Adopted

In June 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-13, “Financial Instruments — Credit Losses.” The standard changes the impairment model for most financial assets and certain other instruments, including trade and other receivables, held-to-maturity debt securities and loans, and requires entities to use a new forward-looking expected loss model that will result in the earlier recognition of allowance for losses. This update is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for a fiscal year beginning after December 15, 2018, including interim periods within that fiscal year. Management does not expect to adopt the guidance early. Entities will apply the standard’s provisions as a cumulative-effect adjustment to retained earnings as of the beginning of the first reporting period in which the guidance is adopted. Management is evaluating the new guidance and does not believe this standard will have a material impact on the combined financial statements.

In February 2016, the Financial Accounting Standards Board (FASB) issued ASU 2016-02, “Leases (Topic 842),” requiring lessees to recognize lease assets and lease liabilities for most leases classified as operating leases under previous GAAP. The guidance is effective for fiscal years beginning after December 15, 2018. Early adoption is permitted; however, the Partnership does not intend to early adopt. In January 2018, the FASB issued ASU 2018-01, which permits an entity an optional election to not evaluate under ASU 2016-02 those existing or expired land easements that were not previously accounted for as leases prior to the adoption of ASU 2016-02. In July 2018, the FASB issued ASU 2018-11 that adds a transition option permitting entities to apply the provisions of the new standard at its adoption date instead of the earliest comparative period presented in the combined financial statements. Under this transition option, comparative reporting would not be required and the provisions of the standard would be applied prospectively to leases in effect at date of adoption. At this time, the Partnership cannot reasonably estimate the financial impact this will have on its combined financial statements. As part of the assessment to date, the Partnership has formed an implementation work team, developed a project plan, educated departments affected by the standard, and continues to evaluate contracts and monitor updates to the new standard to determine the impact this ASU will have on its combined financial statements.

3.	TRANSACTIONS WITH AFFILIATES

Revenues

The Partnership currently generates all of its revenues through fee-based agreements signed with its Parent, a related party, to facilitate Apache’s upstream development located in Alpine High. Pursuant to the terms of existing agreements with its Parent, Alpine High Midstream receives fees for low and high pressure gathering, processing, treating conditioning, and transportation from its Parent. The agreements entitle the Partnership to receive prescribed fees based on the type and volume of product for which the services are provided. Revenues generated under these agreements are presented on the Combined Statements of Operations as “Midstream services — affiliate.”

Operating Expenses

G&A expenses and gathering, transmission and processing (“GTP”) expenses primarily comprise those costs that are directly associated with the operations of the midstream assets, including labor and associated benefits of Apache employees. The Partnership incurred G&A expenses related to Parent of $2.8 million and $1.0 million and GTP expenses of $6.5 million and $2.2 million in the nine months ended September 30, 2018 and 2017, respectively. These expenses were paid by Apache, pursuant to the terms of an operations and maintenance agreement (“Service Agreement”) entered into between Apache and the Partnership. The Service Agreement also entitles Apache to a fixed fee per month for its overhead and indirect costs incurred on behalf of Alpine High Midstream. The total overhead fee paid by the Partnership and included in general and administrative expenses was $2.3 million and $1.5 million for the nine months ended September 30, 2018 and 2017, respectively.

Capitalized Interest

Apache has allocated a portion of interest on its corporate debt in determining capitalized interest associated with the Alpine High Midstream development. Commensurate with the Parent calculation, interest is capitalized as part of the historical cost of developing and constructing assets. Significant midstream development assets that have not commenced operations qualify for interest capitalization. Capitalized interest is determined by multiplying the Parent’s weighted-average borrowing cost of debt by the average amount of qualifying midstream assets. Once an asset is placed into service, the associated capitalization of interest ceases and is expensed through depreciation over the assets useful life.

4.	PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment, at cost, is as follows:

	September 30, 2018	December 31, 2017
($USD in thousands)
Gathering, transmission and processing systems and facilities	$710,868	$423,600
Construction in progress (1)	356,973	281,566

Total property, plant and equipment	1,067,841	705,166
Less: accumulated depreciation and amortization	(19,012)	(5,580)

Total property, plant and equipment, net	$1,048,829	$699,586

(1)	Included in the Partnership’s construction in progress is capitalized interest of $5.7 million and $3.4 million at September 30, 2018 and December 31, 2017, respectively.

5.	OTHER CURRENT LIABILITIES

The following table provides detail of the Partnership’s other current liabilities at September 30, 2018 and December 31, 2017:

($USD in thousands)	September 30, 2018	December 31, 2017
Accrued capital costs	$67,031	$122,364
Accrued operating expenses	3,824	1,119
Accrued incentive compensation	1,490	866
Accrued taxes other than income	6,383	12
Other	30	110

Total other current liabilities	$78,758	$124,471

6.	ASSET RETIREMENT OBLIGATION

The following table is a reconciliation of the asset retirement obligation (“ARO”) associated with the Partnership’s properties:

($USD in thousands)	September 30, 2018
Asset retirement obligation, beginning balance	$18,189
Liabilities incurred during the period	14,497
Accretion expense	972
Revisions in estimated liabilities	(4,930)

Asset retirement obligation, ending balance	$28,728

ARO reflects the estimated present value of the amount of dismantlement, removal, site reclamation and similar activities associated with Alpine High Midstream’s infrastructure assets which include central processing facilities, gathering systems and pipelines. Management utilizes independent valuation reports and estimates of current costs to project expected cash outflows for retirement obligations. Management estimates the ultimate productive life of the properties, a risk-adjusted discount rate, and an inflation factor in order to determine the current present value of this obligation. To the extent future revisions to these assumptions impact the present value of existing ARO, a corresponding adjustment is made to the property, plant and equipment balance.

7.	COMMITMENTS AND CONTINGENCIES

Accruals for loss contingencies arising from claims, assessments, litigation, environmental and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted as additional information becomes available or circumstances change. As of September 30, 2018 and December 31, 2017, there were no accruals for loss contingencies.

Litigation

Alpine High Midstream is subject to governmental and regulatory controls arising in the ordinary course of business. It is the opinion of management that any claims and litigation involving the Partnership are not likely to have a material adverse effect on the reported position or results of operations.

Environmental Matters

Alpine High Midstream, as an owner of the infrastructure assets and with rights to surface lands, is subject to various local and federal laws and regulations relating to discharge of materials into, and protection of, the environment. These laws and regulations may, among other things, impose liability on the Partnership for the cost of pollution clean-up resulting from operations and subject the Partnership to liability for pollution damages. In some instances, Alpine High Midstream may be directed to suspend or cease operations. Parent maintains insurance coverage for the Partnership, which management believes is customary in the industry, although insurance does not fully cover against all environmental risks. Additionally, there can be no assurance that current regulatory requirements will not change or past non-compliance with environmental laws will not be discovered.

Contractual Obligations

At September 30, 2018 and December 31, 2017, there were no material contractual obligations related to the entities included in the combined financial statements other than the performance of asset retirement obligations as referenced in Note 6 — Asset Retirement Obligations.

8.	INCOME TAXES

As of December 31, 2017, Alpine High Midstream had deferred tax assets primarily associated with a net operating loss carryforward and an asset retirement obligation. A valuation allowance of $8.2 million was recorded against the December 31, 2017 gross deferred tax asset balance. The valuation allowance was increased by $6.5 million and $5.7 million for the first and second quarters of 2018, respectively. As of September 30, 2018, Alpine High Midstream released the full valuation allowance on the basis of management’s reassessment of the amount of its deferred tax assets that are more likely than not to be realized.

Each quarter, management assesses the available positive and negative evidence to evaluate the future realization of Alpine High Midstream’s gross deferred tax assets. Since the formation of Alpine High Midstream, a significant element of objective negative evidence was historic losses associated with the formation of the business and commencement of operations. In 2018, Alpine High Midstream has continued to see growth in revenue associated with midstream assets placed in service during the year. For the third quarter of 2018, Alpine High Midstream recorded net income before income taxes of $0.3 million, and management believes net income before income taxes will continue to grow as new construction is placed in service. Accordingly, management has determined that there is sufficient positive evidence to conclude that it is more likely than not that the deferred tax assets will be realized. As such, in the third quarter of 2018, Alpine High Midstream recorded a deferred tax benefit of $20.4 million associated with the release of the valuation allowance.

During the three and nine months ended September 30, 2018, the effective income tax rate was primarily impacted by the release of the valuation allowance. During the three and nine months ended September 30, 2017, Alpine High Midstream’s effective income tax rate was primarily impacted by an increase in the valuation allowance.

The Partnership accounts for income taxes in accordance with ASC Topic 740, “Income Taxes,” which prescribes a minimum recognition threshold a tax position must meet before being recognized in the financial statements. The Partnership records interest and penalties related to unrecognized tax benefits as a component of income tax expense. Each quarter the Partnership assesses the amounts provided for and, as a result, may increase (expense) or reduce (benefit) the amount of interest and penalties. As of September 30, 2018, Alpine High Midstream did not have any uncertain tax positions that would require recognition. Uncertain tax positions may change in the next twelve months; however, we do not expect any possible change to have a significant impact on our results of operation or financial position. If incurred, the Partnership will record income tax interest and penalties as a component of income tax expense. Alpine High Midstream’s Parent, is under IRS audit for the 2014 - 2016 tax years and is also under audit in various states as part of its normal course of business.

9.	CONTRIBUTIONS FROM PARENT

Intercompany transactions and asset transfers to and from the Parent are included within “Capital Contributions from Parent” on the Combined Statement of Changes in Partner’s Capital. Each entity included in Alpine High Midstream has yet to establish any banking or cash management activities as of the time of these financial statements. Cash and cash equivalents held by the Parent at the corporate level were not specifically identifiable to Alpine High Midstream activities. As such, there is no cash or cash equivalents reflected on the Combined Balance Sheet. Parent transactions, allocations, and asset transfers to and from Alpine High Midstream entities are reflected as a component of Partner’s capital on the Combined Balance Sheet. No gains or losses were incurred on any asset transfers for the periods presented.

All significant intercompany transactions, allocations and asset transfers between Alpine High Midstream and the Parent have been included in these combined financial statements and are considered to be capital contributions at the time the transaction is recorded and not accrued. The net amounts due to or from Parent are considered components of Partner’s capital as there is currently no intention to cash settle the amounts. In the event that separate notes payable with Parent are ever established, any adjustments to Partner’s capital will be made on a prospective basis at the time the notes are entered.

10.	SUBSEQUENT EVENTS

The Partnership has evaluated subsequent events through November 6, 2018, the date the combined financial statements were available to be issued, and has concluded no other events need to be reported during the period unless previously noted within.